UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2013

AXIS CAPITAL HOLDINGS LIMITED
(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road
Pembroke, Bermuda HM 08
(Address of principal executive offices, including zip code)

(441) 496-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01	Entry into a Material Definitive Agreement
and Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 6, 2013, AXIS Specialty Limited, a subsidiary of AXIS Capital Holdings Limited (the “Company”), entered into a $170 million secured Letter of Credit Facility (the “Facility”) with ING Bank N.V., London Branch (“ING”) pursuant to a Letter of Credit Facility Agreement and Security Agreement (collectively, the “Facility Documents”), which are effective immediately.

The Facility is available for the issuance of a Funds at Lloyd's Letter of Credit to support the underwriting capacity to be provided by the Company’s subsidiary, AXIS Corporate Capital UK Limited, to the Company’s Lloyd’s syndicate, AXIS Syndicate 1686, for the 2014 underwriting year of account. The Letter of Credit issued under the Facility will expire no later than July 31, 2018.

The Facility Documents contain customary covenants with which the Company must comply, including a requirement to maintain sufficient collateral to fully secure any issued Letter of Credit. In case of an event of default under the Facility Documents, ING may exercise certain remedies, including the exercise of sole and exclusive control over pledged collateral.

The descriptions of the Facility Documents contained herein are qualified in their entirety by reference to the Letter of Credit Facility Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter of Credit Facility Agreement, dated as of November 6, 2013, between AXIS Specialty Limited and ING Bank N.V., London Branch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2013

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel